Exhibit 99.1

ARC DECLARES PREFERRED DIVIDENDS

DENVER, CO— (BUSINESS WIRE)— March 14, 2007— Affordable Residential Communities Inc. (NYSE: ARC) today announced that its Board of Directors declared a cash dividend of $0.515625 on each share of its Series A Cumulative Redeemable Preferred Stock. The dividend is payable on April 30, 2007 to shareholders of record on April 13, 2007.

About Affordable Residential Communities Inc.

Affordable Residential Communities Inc. (“ARC”), excluding discontinued operations, currently owns and operates approximately 57,264 homesites located in 275 communities in 23 states. ARC is focused on the acquisition, renovation, repositioning and operation of primarily all-age manufactured home communities with headquarters in Englewood, CO.

CONTACT:
Affordable Residential Communities Inc.
Lawrence Willard, Chief Executive Officer
866-847-8931
investor.relations@aboutarc.com
                  Or
Integrated Corporate Relations, Inc
Brad Cohen, 203-682-8211